                                SCHEDULE 14A
                               (RULE 14a-101)
                  INFORMATION REQUIRED IN PROXY STATEMENT

                         SCHEDULE 14A INFORMATION
         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement     / / Confidential, for Use of the Commission
/X/ Definitive Proxy Statement          Only (as permitted by Rule 14a-6(e)(2))
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            EMERSON ELECTRIC CO.
                            --------------------
              (Name of Registrant as Specified in Its Charter)


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     /X/  No fee required.

     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

-------------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

-------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

-------------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

-------------------------------------------------------------------------------

     (5)  Total fee paid:

-------------------------------------------------------------------------------

     / /  Fee paid previously with preliminary materials.

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

-------------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

-------------------------------------------------------------------------------

     (3)  Filing Party:

-------------------------------------------------------------------------------

     (4)  Date Filed:

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

                         NOTICE OF ANNUAL MEETING
                             OF STOCKHOLDERS

                                 [logo]
                                EMERSON




                                                        St. Louis, Missouri
                                                           December 4, 2000

TO THE STOCKHOLDERS OF
  EMERSON ELECTRIC CO.:

    The Annual Meeting of the Stockholders of Emerson Electric Co. will be held at the office of the Company, 8000 West Florissant Avenue, St. Louis, Missouri on Tuesday, February 6, 2001, commencing at 10:00 a.m., at which meeting only holders of the common stock of record at the close of business on November 28, 2000, will be entitled to vote, for the following purposes:

    1. To elect five Directors;


    2. To vote upon a proposal to approve the amendment of the Restated Articles of Incorporation to limit the liability of Directors;


    3. To vote upon the stockholder proposal described in the accompanying proxy statement, if properly presented at the meeting; and

    4. To transact such other and further business, if any, as lawfully may be brought before the meeting.

                                        EMERSON ELECTRIC CO.

                                        By /s/ Charles F. Knight

                                                 Chairman of the Board

/s/ W. W. Withers

Secretary

    EVEN THOUGH YOU MAY PLAN TO ATTEND THE MEETING IN PERSON, PLEASE VOTE BY TELEPHONE OR THE INTERNET, OR EXECUTE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY. A RETURN ENVELOPE (WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR YOUR CONVENIENCE. TELEPHONE AND INTERNET VOTING INFORMATION IS PROVIDED ON YOUR PROXY CARD. SHOULD YOU ATTEND THE MEETING IN PERSON, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.

                                 IMPORTANT

    PLEASE NOTE THAT A TICKET IS REQUIRED FOR ADMISSION TO THE MEETING. IF YOU PLAN TO ATTEND IN PERSON AND ARE A STOCKHOLDER OF RECORD, PLEASE CHECK THE BOX ON YOUR PROXY CARD AND BRING THE TEAR-OFF ADMISSION TICKET WITH YOU TO THE MEETING. IF YOUR SHARES ARE HELD BY SOMEONE ELSE (SUCH AS A BROKER) PLEASE BRING WITH YOU A LETTER FROM THAT FIRM OR AN ACCOUNT STATEMENT SHOWING YOU WERE A BENEFICIAL HOLDER ON NOVEMBER 28, 2000.

                           EMERSON ELECTRIC CO.

          8000 WEST FLORISSANT AVENUE, ST. LOUIS, MISSOURI 63136

                             PROXY STATEMENT

      FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD FEBRUARY 6, 2001

    This proxy statement is furnished to the stockholders of Emerson Electric Co. in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders to be held February 6, 2001, and at all adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This proxy statement and the enclosed form of proxy are first being mailed to stockholders on or about December 4, 2000.


    If you have a disability which requires accommodation at the meeting, please call 314-553-2197; requests must be received by January 15, 2001.


    REGISTERED SHAREHOLDERS CAN SIMPLIFY THEIR VOTING AND SAVE THE COMPANY EXPENSE BY CALLING 1-800-840-1208 AND VOTING BY TELEPHONE, OR VOTING BY INTERNET AT http://www.eproxy.com/emr/. Telephone and Internet voting information is provided on your proxy card. A Control Number, located on the proxy card, is designed to verify your identity and allow you to vote your shares and confirm that your voting instructions have been properly recorded.

    If your shares are held in the name of a bank or broker, follow the voting instructions on the form you receive from that firm. The availability of telephone or Internet voting will depend on that firm's voting processes.

    IF YOU VOTE BY TELEPHONE OR INTERNET, IT IS NOT NECESSARY TO RETURN YOUR PROXY CARD.

    If you do not choose to vote by telephone or Internet, please return your proxy card, properly signed, and the shares represented will be voted in accordance with your directions. You can specify your choices by marking the appropriate boxes on the proxy card. If your proxy card is signed and returned without specifying choices, the shares will be voted FOR Proposals I and II, AGAINST Proposal III and otherwise in the discretion of the proxies. The Company knows of no reason why any of the nominees for Director named herein would be unable to serve. In the event, however, that any nominee named should, prior to the election, become unable to serve as a Director, your proxy (unless designated to the contrary) will be voted for such other person or persons as the Board of Directors of the Company may recommend.

    You may revoke your proxy at any time before it is voted (in the case of proxy cards) by giving notice to the Secretary of the Company or by executing a later-dated proxy. To revoke a proxy or change your vote by telephone or Internet, you must do so by telephone or Internet (following the directions on your proxy card) by twelve midnight Eastern time on February 5, 2001.


    The close of business on November 28, 2000, has been fixed as the record date for the determination of stockholders entitled to vote at the Annual Meeting of Stockholders. As of the record date, there were outstanding and entitled to be voted at such meeting 428,857,005 shares of common stock. The holders of the common stock will be entitled to one vote for each share of common stock held of record on the record date.


    A copy of the Company's Annual Report to Stockholders for the fiscal year ended September 30, 2000 accompanies this proxy statement.

    This proxy is solicited by the Board of Directors of the Company. The solicitation will be by mail and the expense thereof will be paid by the Company. The Company has retained Georgeson & Company, Inc. to assist in the solicitation of proxies at an estimated cost of $13,000 plus expenses. In addition, solicitation of proxies may be made by telephone or telegram by Directors, officers or regular employees of the Company.

                         I. ELECTION OF DIRECTORS

NOMINEES AND CONTINUING DIRECTORS

    The Board of Directors is divided into three classes, with the terms of office of each class ending in successive years. Five Directors of the Company are to be elected for terms ending at the Annual Meeting in 2004, or until their respective successors have been elected and have qualified. Certain information with respect to the nominees for election as Directors proposed by the Company, as well as the other Directors whose terms of office as Directors will continue after the Annual Meeting, is set forth below.


                                                                                      SHARES OF
                                                                                       EMERSON
                                                                  SERVED AS          COMMON STOCK
              NAME, AGE, PRINCIPAL OCCUPATION                     DIRECTOR           BENEFICIALLY
              OR POSITION, OTHER DIRECTORSHIPS                      SINCE           OWNED(1)(2)(3)
              --------------------------------                    ---------         --------------
NOMINEES FOR TERMS ENDING IN 2004

J. G. Berges, 53............................................        1997                 261,615(4)
  President of Emerson

  He is also a Director of MCN Energy Group Inc. and PPG
     Industries, Inc.

D. N. Farr, 45..............................................        2000(5)              127,983
  Chief Executive Officer of Emerson

R. L. Ridgway, 65...........................................        1995                   4,866
  Former Assistant Secretary of State for Europe and Canada

  She is also a Director of The Boeing Company, Minnesota
     Mining and Manufacturing Company, Nabisco Holdings
     Corp., Nabisco Group Holdings Corp., New Perspective
     Fund, Inc., Sara Lee Corporation and Union Carbide
     Corporation

W. M. Van Cleve, 71.........................................        1984                  39,025(4)
  Partner of Bryan Cave LLP, lawyers

E. E. Whitacre, Jr., 59.....................................        1990                   6,556
  Chairman and Chief Executive Officer of SBC Communications
     Inc., a diversified communications holding company

  He is also a Director of Anheuser-Busch Companies, Inc.,
     Burlington Northern Santa Fe Corporation and The May
     Department Stores Company

TO CONTINUE IN OFFICE UNTIL 2003

L. L. Browning, Jr., 71.....................................        1969                 208,319
  Former Vice Chairman of Emerson

A. A. Busch III, 63.........................................        1985                  27,356
  Chairman of the Board and President of Anheuser-Busch
     Companies, Inc., brewery, container manufacturer and
     theme park operator

  He is also a Director of GenAmerica Corporation and SBC
     Communications Inc.

Arthur F. Golden, 54........................................        2000(5)                1,000
  Partner of Davis Polk & Wardwell, lawyers

R. B. Horton, 61............................................        1987                   5,518
  Retired Chairman of Railtrack Group PLC

  He is also a Director of PartnerRe Ltd. and Premier
     Farnell plc


                                     3


                                                                                      SHARES OF
                                                                                       EMERSON
                                                                  SERVED AS          COMMON STOCK
              NAME, AGE, PRINCIPAL OCCUPATION                     DIRECTOR           BENEFICIALLY
              OR POSITION, OTHER DIRECTORSHIPS                      SINCE           OWNED(1)(2)(3)
              --------------------------------                    ---------         --------------
G. A. Lodge, 68.............................................        1974                  10,156
  President of InnoCal Management, Inc., a venture capital
    management company

V. R. Loucks, Jr., 66.......................................        1979(6)                6,156
  Retired Chairman and Chief Executive Officer of Baxter
    International Inc.

  He is also a Director of Affymetrix, Inc., Anheuser-Busch
    Companies, Inc., GeneSoft, Inc. and The Quaker Oats
    Company

TO CONTINUE IN OFFICE UNTIL 2002

D. C. Farrell, 67...........................................        1989                  16,156
  Retired Chairman and Chief Executive Officer of The May
    Department Stores Company

  He is also a Director of Ralston Purina Company

J. A. Frates, 80............................................        1966                  30,652
  Private investor

W. J. Galvin, 54............................................        2000(5)              178,186
  Executive Vice President and Chief Financial Officer of
    Emerson

C. F. Knight, 64............................................        1972               1,789,884
  Chairman of the Board of Emerson(5)

  He is also a Director of Anheuser-Busch Companies, Inc.,
    BP Amoco p.l.c., International Business Machines
    Corporation, Morgan Stanley Dean Witter & Co. and SBC
    Communications Inc.

R. B. Loynd, 73.............................................        1987                  12,156
  Chairman of the Executive Committee of Furniture Brands
    International, Inc., manufacturer and marketer of
    furniture products

C. A. Peters, 45............................................        2000(5)              131,313
  Senior Executive Vice President of Emerson

All Directors and Executive Officers as a Group
  (18 persons)..............................................                           3,215,916(7)

-------

(1) Beneficial ownership of Emerson common stock is stated as of September
    15, 2000 except Mr. Golden, which is as of October 26, 2000. The foregoing table includes all executive officers of the Company named in the Summary Compensation Table. Under rules of the Securities and Exchange Commission, persons who have power to vote or dispose of securities, either alone or jointly with others, are deemed to be the beneficial owners of such securities. Accordingly, except in the case of Mr. Berges, shares owned separately by spouses are not included.
    Each person reflected in the table has both sole voting power and sole investment power with respect to the shares included in the table, except as described in the footnotes below and except as follows: (i) with respect to the following shares, the person named has no investment power: Mr. Knight-298,674; Mr. Farr-54,000; Mr. Berges-74,000; Mr. Galvin-64,000; Mr. Peters-50,000; Mr. Browning-3,162; and each other non-employee Director-3,756; and (ii) with respect to the following shares the person named has no voting power: Mr. Knight-8,211; Mr. Farr-2,045; Mr. Berges-3,821; Mr. Galvin-5,713; and Mr. Peters-2,041.

(2) Includes the following shares which such persons have or will have within 60 days after September 15, 2000, the right to acquire upon the exercise of employee stock options: Mr. Knight-162,667;
    Mr. Farr-42,662; Mr. Berges-61,158; Mr. Galvin-50,428; and
    Mr. Peters-31,120.


                                     4


(3) No person reflected in the table owns more than .5% of the outstanding shares of Emerson common stock.

(4) Includes 38,291 shares as to which Mr. Berges shares voting and investment power. Includes 18,869 shares held by Mr. Van Cleve as co-trustee of three trusts and a charitable foundation, as to which Mr. Van Cleve shares voting and investment power and disclaims beneficial ownership.

(5) The Board of Directors appointed Messrs. Farr, Galvin and Peters as Directors on October 11, 2000 and as members of the classes of Directors whose terms expire in 2001, 2002 and 2002, respectively, or until their respective successors have been elected and have qualified. On such date, Mr. Farr also was elected the Company's Chief Executive Officer, and Mr. Peters was elected the Company's Senior Executive Vice President and e-business leader. Mr. Knight was also Chief Executive Officer of Emerson until October 11, 2000. The Board of Directors appointed Mr. Golden as a Director on November 7, 2000 to fill the vacancy created by the retirement of Mr. A. E. Suter, the Company's Chief Administrative Officer, who retired as a Director as of that date.

(6) Mr. Loucks previously served as a Director from April 1974 to December
    1975.

(7) Includes 423,491 shares of common stock which executive officers have, or will have within 60 days after September 15, 2000, the right to acquire upon exercise of employee stock options. Shares owned as a group represents .75% of the outstanding common stock of the Company. The shares issuable upon exercise of options were deemed to be outstanding for purposes of calculating the percentage of outstanding shares. The total includes 28,063 shares held in employee accounts under the Company's 401(k) savings plans, as to which employees have investment power only.


    Each of the nominees and continuing Directors has had the same position or other executive positions with the same employer during the past five years, except as described in the footnotes to the above table and as follows:

    * Mr. Farrell retired as Chairman and Chief Executive Officer of The May Department Stores Company in April 1998.

    * Mr. Loucks relinquished the position of Chief Executive Officer of Baxter International Inc. at the end of 1998 and retired as Chairman at the end of 1999.

    * Sir Robert Horton retired as Chairman of Railtrack PLC in August
      1999.

CERTAIN BUSINESS RELATIONSHIPS

    Mr. Van Cleve is a partner and former Chairman of the law firm of Bryan Cave LLP, which firm the Company retained in fiscal 2000 and expects to retain in fiscal 2001.

    Mr. Golden is a partner of the law firm of Davis Polk & Wardwell, which firm the Company retained in fiscal 2000 and expects to retain in fiscal 2001.

BOARD OF DIRECTORS AND COMMITTEES

    The members of the Board of Directors are elected to various committees. The standing committees of the Board (and the respective chairmen) are: Executive Committee (Knight), Audit Committee (Busch), Compensation and Human Resources Committee (Loucks), Finance Committee (Horton), Pension Committee (Lodge) and Public Policy Committee (Whitacre). The Compensation and Human Resources Committee acts as a nominating committee and reviews new Director nominees. There were eleven meetings of the Board of Directors during fiscal 2000. All of the incumbent Directors attended at least 75% of the meetings of the Board and committees on which they served, except Mr. Berges and Mr. Horton, who attended 71% and 67%, respectively, of such meetings.

    The functions of the Compensation and Human Resources Committee are to review and approve the salaries of all officers of the Company; review and approve all salaries above a specified level to be paid to non-officer employees and salaries of all division presidents; grant awards under and administer the Company's stock option and incentive shares plans; review and approve all additional compensation plans; determine if necessary when service by
                                     5
officers and Directors with another entity is eligible for indemnification under the Company's Bylaws; monitor the senior management and Director succession plans and review new Director nominees; and authorize Company contributions to benefit plans, and adopt and terminate benefit plans not the prerogative of management. The Committee met six times in fiscal 2000. The members of the Committee are V. R. Loucks, Jr., Chairman, D. C. Farrell,
J. A. Frates and E. E. Whitacre, Jr.

    See the "Report of the Compensation and Human Resources Committee of the Board of Directors on Executive Compensation" below.

    The functions and membership of the Audit Committee are described under "Report of the Audit Committee" below.

DIRECTOR COMPENSATION

    Directors who are employees of the Company do not receive any compensation for service as Directors. Each non-employee Director is currently paid an annual retainer of $30,000 plus an award of restricted shares of Company common stock with a market value on the date of the award of $60,000 and fees of $1,500 plus expenses for attendance at each Board meeting. Such restricted stock does not vest and cannot be sold until the Director's retirement or earlier death or resignation. Each committee chairman is currently paid an annual retainer of $5,000, and each committee member is paid $1,250 plus expenses for attendance at each committee meeting.

    Directors may elect to defer all or a part of such cash compensation; such deferred amounts are credited with interest quarterly at the prime rate charged by Bank of America, N.A. Directors in the alternative may elect to have deferred fees converted into units equivalent to shares of Emerson common stock, and their accounts are credited with additional units representing dividend equivalents. All deferred fees are payable only in cash.

    In addition, the Company has a Continuing Compensation Plan for Non-Management Directors. Under this plan, a Director who is not an employee of the Company who has served as a Director for at least five years will, after the later of termination of service as a Director or age 72, receive for life a percentage of the annual cash retainer for Directors in effect at the time of termination of service. Such percentage is 50% for five years' service and increases by 10% for each additional year of service to 100% for ten years' or more service. In the event that service as a Director terminates because of death, the benefit will be paid to the surviving spouse for five years.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    The Company's Directors and executive officers are required, pursuant to Section 16(a) of the Securities Exchange Act of 1934, to file statements of beneficial ownership and changes in beneficial ownership of common stock of the Company with the Securities and Exchange Commission and the New York Stock Exchange and to furnish copies of such statements to the Company.

    Based solely on a review of the copies of such statements furnished to the Company and written representations that no other such statements were required, the Company believes that during fiscal year 2000 its Directors and executive officers complied with all such requirements except W. M. Van Cleve, who filed late two statements to report stock units credited on deferred compensation.

REPORT OF THE AUDIT COMMITTEE

    The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. The Committee is composed of four independent Directors, met four times in fiscal 2000, and operates under a written charter (Appendix A) adopted by the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the Company's systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality and the acceptability of the Company's financial reporting and controls.

    The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality and the acceptability of the Company's financial reporting and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with the independent auditors the auditors' independence from management and the Company, including the matters in the auditors' written disclosures required by the Independence Standards Board.

    The Committee also discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. The Committee meets periodically with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

    In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended September 30, 2000 for filing with the Securities and Exchange Commission. The Committee also evaluated and recommended to the Board the reappointment of the Company's independent auditors for fiscal 2001.

                                          Audit Committee

                                             A. A. Busch III, Chairman
                                             R. B. Loynd
                                             R. L. Ridgway
                                             W. M. Van Cleve

                          EXECUTIVE COMPENSATION


    The following information relates to compensation received or earned by the Company's Chief Executive Officer and each of the other four most highly compensated executive officers of the Company for each of the last three fiscal years of the Company.

                                                  SUMMARY COMPENSATION TABLE

                                                                               LONG-TERM COMPENSATION(1)
                                                                       -----------------------------------------
                                           ANNUAL COMPENSATION                   AWARDS               PAYOUT
                             -------------------------------------------------------------------------------------------------
                                                                                       SECURITIES      LONG-
                                                             OTHER                     UNDERLYING      TERM           ALL
                                                             ANNUAL      RESTRICTED     OPTIONS/     INCENTIVE       OTHER
         NAME AND            FISCAL                        COMPENSA-       STOCK          SARS         PLAN         COMPEN-
    PRINCIPAL POSITION        YEAR   SALARY($)  BONUS($)   TION($)(2)  AWARD(S)($)(3)     (#)      PAYOUTS($)(4)  SATION($)(5)
    ------------------       ------  ---------  --------   ----------  --------------  ----------  -------------  ------------
C. F. Knight                  2000   1,400,000  6,000,000    42,349      3,203,125      100,000              0      130,820
Chairman of the Board and     1999   1,200,000  3,000,000    71,000      2,371,252            0              0      111,160
Chief Executive               1998     900,000  2,500,000    45,439              0       96,667     11,900,662       66,680
Officer(6)(7)

D. N. Farr                    2000     450,000    600,000        --              0       85,000              0       20,314
Senior Executive              1999     350,000    350,000        --              0            0              0            0
Vice President and Chief
Operating Officer(6)

J. G. Berges                  2000     450,000    600,000        --              0      100,000              0       25,575
President(6)                  1999     415,000    535,000        --              0            0              0       23,241
                              1998     375,000    475,000        --      1,136,200            0      1,582,551       20,899

W. J. Galvin                  2000     400,000    475,000        --              0       85,000              0       21,250
Executive Vice                1999     375,000    450,000        --              0            0              0       19,885
President and Chief           1998     350,000    420,000        --      1,136,200            0      1,413,707       17,750
Financial Officer(6)

A. E. Suter                   2000     515,000    575,000        --              0            0              0       29,409
Chief Administrative          1999     515,000    575,000        --              0            0              0       28,541
Officer                       1998     490,000    550,000        --              0       20,000      3,924,739       26,669

--------

(1) The Company's stock option plans, incentive shares plans and supplemental executive retirement and savings investment plans generally provide for acceleration of vesting in the event of a change in control of the Company.

(2) Consistent with applicable regulations, certain non-cash compensation need not be reported.

(3) The number of shares of restricted stock held by the named executive officers at the end of fiscal 2000, and the aggregate value of such shares, are as follows: C. F. Knight, 298,674 shares having a value of $20,151,176; D. N. Farr, 54,000 shares having a value of $3,643,315; J. G. Berges, 74,000 shares having a value of $4,992,691;
    W. J. Galvin, 64,000 shares having a value of $4,318,003; and
    A. E. Suter, 30,000 shares having a value of $2,024,064. The Company pays dividends on restricted stock. All restricted stock awards have a restriction period and are earned over a period of three to ten years and vest at the end of such period; the shares are payable only if the executive is employed with the Company and in good standing at the end of the restriction period. The amounts shown in the table represent the dollar value based on the stock price per share at award date and do not reflect any payment to the individual.

(4) Long-term performance awards paid in fiscal year 1998 were based on the achievement of performance objectives over a five-year period.

(5) Includes for fiscal 2000: (a) the value of the benefit to the named individuals of the remainder of premiums paid by the Company on behalf of the named individuals pursuant to the Company's "split dollar" insurance program in the following amounts: C. F. Knight-$20,820;
    D. N. Farr-$312; J. G. Berges-$954; and A. E. Suter-$2,159; and
    (b) contributions by the Company on behalf of the named individuals to the Company's matched savings plan in the following amounts:
    C. F. Knight-$110,000; D. N. Farr-$20,002; J. G. Berges-$24,625;
    W. J. Galvin-$21,250; and A. E. Suter-$27,250.

                                     8


(6) Mr. Knight was the Company's Chief Executive Officer until October 11, 2000. Mr. Farr was the Company's Senior Executive Vice President and Chief Operating Officer until October 11, 2000, when he was elected Chief Executive Officer. Mr. Berges was a Vice Chairman until May 1999 when he was named to his present position. Mr. Galvin was Senior Vice President-Finance and Chief Financial Officer until February 4, 2000 when he was named to his present position.

(7) Mr. Knight has an employment agreement, which has a term expiring on September 30, 2006, which provides a minimum annual compensation of $900,000 during the term. The agreement also provides for his continued participation in the Company's incentive and benefit plans for the balance of the term, and vesting in the event of his death, disability or retirement. Under the terms of the agreement, after retirement Mr. Knight will be available at management's request to consult with the Company up to 30 days per year, for a period of not less than 15 years and will be compensated with a daily consulting fee based on his daily salary rate at the time of his retirement. He will also continue to have access to Company facilities and services, including the Company's aircraft, car, driver, financial planning and club memberships if he meets certain conditions including not competing with the Company.


                                         OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                          INDIVIDUAL GRANTS(1)
                          ----------------------------------------------------       POTENTIAL REALIZABLE VALUE AT
                           NUMBER OF      % OF TOTAL                                    ASSUMED ANNUAL RATES OF
                           SECURITIES    OPTIONS/SARS                                STOCK PRICE APPRECIATION FOR
                           UNDERLYING     GRANTED TO   EXERCISE OR                          OPTION TERM(2)
                          OPTIONS/SARS   EMPLOYEES IN  BASE PRICE   EXPIRATION  ---------------------------------------
          NAME            GRANTED (#)    FISCAL YEAR     ($/SH)        DATE     0% ($)        5% ($)          10% ($)
          ----            ------------   ------------  -----------  ----------  ------        ------          -------
C. F. Knight.............    100,000        3.230        42.5625    03/06/2010    0         2,676,733        6,783,366

D. N. Farr...............     35,000        1.130        64.0625    10/04/2009    0         1,410,100        3,573,469
                              50,000        1.620        42.5625    03/06/2010    0         1,338,366        3,391,683

J. G. Berges.............     50,000        1.620        64.0625    10/04/2009    0         2,014,428        5,104,956
                              50,000        1.620        42.5625    03/06/2010    0         1,338,366        3,391,683

W. J. Galvin.............     35,000        1.130        64.0625    10/04/2009    0         1,410,100        3,573,469
                              50,000        1.620        42.5625    03/06/2010    0         1,338,366        3,391,683

A. E. Suter..............          0         n/a           n/a         n/a       n/a           n/a              n/a

All Optionees(3)(4)......  3,095,262        100.0        46.42       various      0         90 million      229 million

All Stockholders.........        n/a         n/a           n/a         n/a        0         18 billion       46 billion

Optionees' Gain as % of
  All Stockholders' Gain.        n/a         n/a           n/a         n/a       n/a        less than        less than
                                                                                                1%               1%

-------

(1) Options were granted at 100% of the market price on the date of grant. Options which expire in 2009 become exercisable one-third after one year from the date of grant, an additional one-third after two years from the date of grant, and are exercisable in full after three years from the date of grant. Options which expire in 2010 become exercisable one-third after 19 months from the date of grant, an additional one-third after 31 months from the date of grant, and are exercisable in full after 43 months from the date of grant.

(2) The dollar amounts under these columns are the result of calculations at 0% and at the 5% and 10% rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the Company's stock price. The Company did not use an alternative formula for a grant date valuation, as the Company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors. Potential realizable value for all stockholders is based on 427.5 million shares outstanding at October 1, 2000 and a per share price of $67.

(3) Based on total number of options awarded in fiscal year 2000.

(4) No gain to the optionees is possible without an increase in stock price, which will benefit all stockholders commensurately. A zero percent stock price appreciation will result in zero dollars for the optionee.

                                      AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                             AND FISCAL YEAR-END OPTION VALUES

                                                                     NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                                    UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                                                     OPTIONS AT FY-END(#)             AT FY-END($)(1)
                              SHARES ACQUIRED        VALUE        ---------------------------   ---------------------------
          NAME                ON EXERCISE (#)   REALIZED ($)(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
          ----                ---------------   ---------------   -----------   -------------   -----------   -------------
C. F. Knight............          49,670           1,708,956        130,444        132,223       3,231,860      2,834,008
D. N. Farr..............               0                   0         30,996         85,000         838,157      1,364,536
J. G. Berges............               0                   0         44,492        100,000       1,240,807      1,415,630
W. J. Galvin............           6,070             230,315         38,762         85,000       1,072,981      1,364,536
A. E. Suter.............          19,006             980,590         46,333          6,667       1,439,225         83,338

-------

(1) The values represent the difference between the exercise price of the options and the market price of the Company's common stock on the date of exercise and at fiscal year-end, respectively.


                             LONG-TERM INCENTIVE PLANS-AWARDS IN LAST FISCAL YEAR

                                                                                             ESTIMATED FUTURE
                                                                                               PAYOUTS UNDER
                                                                                                 NON-STOCK
                                                                        PERFORMANCE OR       PRICE-BASED PLANS
                                                       NUMBER OF         OTHER PERIOD
                                                      PERFORMANCE      UNTIL MATURATION       TARGET/MAXIMUM
                      NAME                               UNITS            OR PAYOUT            (# OF SHARES)
                      ----                            -----------      ----------------      -----------------
C. F. Knight....................................           0                 n/a                    n/a
D. N. Farr......................................           0                 n/a                    n/a
J. G. Berges....................................           0                 n/a                    n/a
W. J. Galvin....................................           0                 n/a                    n/a
A. E. Suter.....................................           0                 n/a                    n/a

                            PENSION PLAN TABLE

    The following table shows the annual benefits payable upon retirement at age 65 for various compensation and years of service combinations under the Emerson Electric Co. Retirement Plan and a related supplemental executive retirement plan.

                                                         ANNUAL RETIREMENT BENEFIT AT AGE 65 AFTER
                                       ------------------------------------------------------------------------------
AVERAGE ANNUAL                          10 YEARS         15 YEARS         20 YEARS         25 YEARS         35 YEARS
 COMPENSATION                          OF SERVICE       OF SERVICE       OF SERVICE       OF SERVICE       OF SERVICE
--------------                         ----------       ----------       ----------       ----------       ----------
$  600,000.......................      $   88,245       $  132,368       $  176,490       $  220,613       $  308,858
 1,800,000.......................         268,245          402,368          536,490          670,613          938,858
 3,000,000.......................         448,245          672,368          896,490        1,120,613        1,568,858
 4,200,000.......................         628,245          942,368        1,256,490        1,570,613        2,198,858
 5,400,000.......................         808,245        1,212,368        1,616,490        2,020,613        2,828,858
 6,600,000.......................         988,245        1,482,368        1,976,490        2,470,613        3,458,858
 7,800,000.......................       1,168,245        1,752,368        2,336,490        2,920,613        4,088,858
 9,000,000.......................       1,348,245        2,022,368        2,696,490        3,370,613        4,718,858

    Retirement benefits under the plans are computed on the basis of an annuity with five years certain, unless the participant elects another method of payment. The benefit amounts in the Pension Plan Table above have already been adjusted for Social Security (or any other benefits). The dollar amounts in the salary and bonus columns of the Summary Compensation Table above are substantially the same as the compensation covered by the plans, but deferred bonuses may cause such amounts to vary from the amounts shown in the Summary Compensation Table.

The credited years of service covered by the plans for each of the persons named in the Summary Compensation Table above are as follows: C. F. Knight, 28; D. N. Farr, 20; J. G. Berges, 25; W. J. Galvin, 28; and A. E. Suter, 21. Payment of the specified retirement benefits is contingent upon continuation of the plans in their present form until the employee retires.

    The benefits of certain employees may be reduced under the Emerson Electric Co. Retirement Plan to meet the limits of the Internal Revenue Code. An employee who is subject to a reduction of benefits under the Internal Revenue Code may be selected to participate in the supplemental executive retirement plan. Participation in the supplemental plan is by award, subject to the sole approval by the Compensation and Human Resources Committee. All of the officers listed above have been selected to participate in the supplemental plan. The estimated total retirement benefits payable at age 65 to C. F. Knight, D. N. Farr, J. G. Berges,
W. J. Galvin and A. E. Suter are 38%, 52%, 53%, 50% and 27%, respectively, of the dollar amounts shown in the salary and bonus columns of the Summary Compensation Table.

         REPORT OF THE COMPENSATION AND HUMAN RESOURCES COMMITTEE
            OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

    The Compensation and Human Resources Committee of the Board of Directors (the "Committee"), composed of four non-employee Directors, establishes and administers the executive compensation program for the Company's top executives. The program supports the Company's commitment to enhancing stockholder value. It is designed to attract and retain high-quality executives, to encourage them to make career commitments to the Company, and to accomplish the Company's short- and long-term objectives. The executive compensation package has uniquely served the Company's stockholders since 1977 by rewarding and motivating executives for the accomplishment of the Company's objectives. The executive compensation program is a focused, well-defined management tool that reinforces the Company's culture and commitment to stockholders.

    The Committee has historically viewed compensation as a total package that includes base salary and variable short- and long-term
(performance-based) compensation. The total program is structured to deliver a significant percentage of pay through at-risk pay programs which reward executives if the performance of the Company warrants. Basic principles underlying the pay programs are the following:

    * Maximize stockholder value.

    * Retain, reward and motivate key executives.

    * Compensate for performance rather than create a sense of entitlement.

    * Reward team results.

    * Build executive stock ownership.

COMPONENTS OF EXECUTIVE COMPENSATION

    To determine the competitive level of total compensation (including total annual cash and long-term incentives), the Committee sets the total pay target in a competitive compensation range as benchmarked against published survey data and data derived through special studies of comparable industries, including those shown in the peer group performance graph.

    TOTAL ANNUAL CASH COMPENSATION: Cash compensation consists of base salary and annual cash incentives (bonuses), with the sum of the two referred to as "Total Cash Compensation." Currently, approximately 1,000 key executives participate in the Total Cash Compensation program. A Total Cash Compensation target, including base salary and incentive, is established for each executive officer position using benchmark survey comparisons. Annual increases, if any, are based on individual merit and Company affordability. The annual incentive opportunity represents from 25% to 70% of Total Cash Compensation. Payment of the annual cash incentive portion is based on the financial performance of the Company versus pre-established targets. The Committee annually establishes and approves short-term financial targets which are important to the Company and its stockholders. Typical targets include sales, earnings per share, pre-tax earnings and net profits, return on equity, and asset management. To a lesser degree, individual performance and potential can be a factor. The relative importance of each target is determined each year by the Committee, and may vary depending upon the Company's financial objectives for that year.

    LONG-TERM COMPENSATION INCENTIVES: Long-term incentive awards, consisting of performance shares, stock options and restricted stock, are a substantial portion of the total compensation packages of certain key senior executives and are specifically focused on the Company's longer-term objectives. Long-term programs are paid in stock. The Company's continuing philosophy is that executives are expected to hold the stock earned under the programs. The value of current executive stock holdings is significant, in absolute terms and in relation to base pay, though the Company does not establish specific ownership targets. Long-term plan participation and size of awards are determined by the individual's potential to make significant contributions to the Company's financial results, level of management responsibility and individual performance and potential.

    PERFORMANCE SHARES: The performance shares plan reinforces the Company's five-year objectives and rewards executives for achieving those objectives. The Company has had continuing performance shares programs since 1977. Participation in this program is limited, and only executives who can most directly influence the Company's long-term financial success are included. Awards are denominated in share units with no dividend payments during the performance period. The Committee approves the performance measures and evaluates the performance of the Company against those measures. Historically, the Company's five-year plans have targeted earnings per share growth objectives and other financial measures deemed appropriate to accomplish the Company's five-year performance targets. The final payout (paid in stock) can range from 0% to 100% of the target award, depending upon the level of achievement of the established financial targets.


    STOCK OPTIONS: The stock option plan provides the long-term focus for a larger group of key employees. Currently, approximately 2,200 key employees are eligible to be considered for participation in the stock option program. Awards are made approximately every three years and are generally vested one-third each year. Options are granted at 100% of the fair market value of the Company's common stock on the date of grant and expire ten years from the date of grant.


    RESTRICTED STOCK: The restricted stock program was designed primarily to retain key executives and potential top management of the Company while building stock ownership, long-term equity and linking pay directly with stockholder return. Participation has been highly selective and limited to a very small group of executives. The Committee views this program as an important management succession planning and retention tool. The restriction period for most awards is ten years.

    The Company's incentive compensation programs are designed to reward executives for achievement of the Company's performance objectives. The plans, as approved by stockholders, are designed to comply with Internal Revenue Code Section 162(m) to ensure tax deductibility. The Committee considers it important to retain the flexibility to design compensation programs that are in the best interest of the Company and the stockholders.

CEO COMPENSATION

    In making its decision this year, the Committee considered the Company's strong performance, its successful repositioning for continuing growth and profitability, its effective and seamless management transition, and the benefits to stockholders of Mr. Knight's leadership over 27 years.

    FINANCIAL PERFORMANCE: Fiscal 2000 was the 43rd consecutive year of increased earnings and earnings per share and the 44th consecutive year of increased dividends per share. This exceptional record of consistent earnings and dividend growth reflects the Company's long-standing commitment to stockholder value. Mr. Knight has been chief executive for 27 of those years, demonstrating his commitment to value creation. Over the past five year period, earnings per share and operating cash flow have both grown at double-digit rates.

    GROWTH AND REPOSITIONING: The Committee noted the success of the Company's internal growth initiatives, which began five years ago, combined with the recent positioning of Emerson as a leader in the rapidly growing market for reliable network power and connectivity for telecommunications and the Internet. These initiatives have doubled Emerson's underlying sales growth rate, while profitability remains among the highest in Emerson's industries; and the Company's businesses are recognized as global leaders in technology and engineering. The Committee also noted Emerson's recognition for its rapidly growing expertise and success in e-business and utilization of Internet technology to achieve economies in sourcing, greater productivity and stronger customer relationships.

    MANAGEMENT TRANSITION: The Committee further recognized Mr. Knight's successful record of management development over many years, and in particular his leadership over the past four years of Emerson's senior management transition. In October, the Board of Directors named David N. Farr Chief Executive Officer and a Director of Emerson. In addition, Charles A. Peters was promoted to Senior Executive Vice President, e-business leader and a Director; and Walter J. Galvin, Executive Vice President and Chief Financial Officer, was named a Director. These three individuals and President James G. Berges, who is also a Director, were named to a new Office of the Chief Executive, positioning the Company for a seamless management transition as Mr. Knight stepped down as chief executive. The members of the Office of the Chief Executive, along with the six most senior operating executives, have a total of 216 years of experience with Emerson. The Committee noted with appreciation
Mr. Knight's willingness to continue to serve as Chairman, providing counsel to Mr. Farr and his management team.

    LONG-TERM LEADERSHIP: Finally, the Committee recognized the benefit to the Company and its stockholders of Mr. Knight's leadership over the long term. In his 27 years as chief executive, Emerson has evolved into one of the leading technology-based global manufacturing companies. The Committee attributes this leadership to a number of strategic initiatives undertaken at his direction, including a consistently increasing investment in technology and new product development, the continual repositioning of the Company through acquisitions and divestitures, gaining market share through operational excellence and international expansion, and, most recently, increasing the Company's top-line growth rate. During Mr. Knight's tenure, sales grew more than 16-fold, to over $15 billion in fiscal 2000; net earnings increased 18-fold, to over $1.4 billion; and total return to stockholders averaged 15 percent per year.

    For fiscal year 2000, Mr. Knight received a base salary of $1,400,000 and was awarded a bonus of $6,000,000, as the Company's performance for fiscal year 2000 exceeded the targets previously set by the Committee under the terms of the Annual Incentive Plan approved by stockholders. Mr. Knight also was awarded 50,000 shares of restricted stock and 100,000 stock options as part of the normal cycle of stock option awards. Mr. Knight's employment contract is described in footnote 7 to the Summary Compensation Table.

                                 Compensation and Human Resources Committee

                                    V. R. Loucks, Jr., Chairman
                                    D. C. Farrell
                                    J. A. Frates
                                    E. E. Whitacre, Jr.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The functions and members of the Compensation and Human Resources Committee are set forth above under "Board of Directors and Committees." None of the Committee members has served as an officer or employee of the Company or a subsidiary of the Company except J. A. Frates, who was Chief Executive Officer of Ridge Tool Company when it was acquired by the Company in 1966 and for approximately two years thereafter.


    C. F. Knight, a Director and executive officer of the Company, served as a Director of SBC Communications Inc. during the last fiscal year; and
E. E. Whitacre, Jr., a Director and executive officer of SBC Communications Inc., served as a Director and member of the Compensation and Human Resources Committee of the Company. A. E. Suter, an executive officer of the Company, and a Director of the Company during the 2000 fiscal year, served as a Director and Chairman of the Executive Compensation and Stock Option Committee of Furniture Brands International Inc. during the last fiscal year; and R. B. Loynd, Chairman of the Executive Committee of Furniture Brands International Inc., served as a Director of the Company.


                             PERFORMANCE GRAPH

    The following graph compares cumulative total returns (assuming reinvestment of dividends) on the Company's common stock against the Standard & Poor's Composite 500 Stock Index (S&P 500) and the Dow Jones Electrical Components and Equipment Index (DJEE) for the five-year period ended September 30, 2000, and the Compound Annual Growth Rate (CAGR).

                                  [GRAPH]

-------------------------------------------------------------------------
             1995     1996     1997     1998     1999     2000     CAGR
             ----     ----     ----     ----     ----     ----     ----
 EMERSON     $100     $129     $169     $186     $193     $209     15.9%
 S&P 500      100      120      169      184      236      267     21.7
 DJEE         100      125      166      141      210      246     19.8
-------------------------------------------------------------------------

                   II. PROPOSAL TO APPROVE THE AMENDMENT
                 OF THE RESTATED ARTICLES OF INCORPORATION
                    TO LIMIT THE LIABILITY OF DIRECTORS

    The Board of Directors recommends that the Company's Restated Articles of Incorporation be amended to add a provision concerning the liability of Directors authorized by a recent amendment to the Missouri General and Business Corporations Law. The proposed provision would limit the personal liability of Directors for monetary damages under the circumstances permitted by the law.

    Since the 1980s, there has been a significant increase in claims, suits and other proceedings seeking to impose liability on directors of publicly held corporations. At the outset of this period, there was a decrease in the availability of directors and officers liability insurance to protect against such liability as well as reductions in the scope of such insurance coverage. While this market has since stabilized and improved, in any event, the cost of such coverage can be high. In recruiting new directors, there is a concern that qualified persons might be reluctant to serve as directors because of the liability exposure and the risk of substantial personal expense incurred in defending lawsuits, most of which are without merit but which are typically costly to defend. In view of the costs and uncertainties of litigation in general, it is often deemed prudent to settle such proceedings in which claims against a director are made. Settlement amounts, even if immaterial to the corporation involved and minor compared to the enormous amounts frequently claimed, often easily exceed the personal assets of most individual director defendants. As a result, an individual director might rationally conclude that potential exposure to the costs and risks of proceedings in which he or she may become involved outweighs any benefit from serving as a director of a public corporation. This is particularly true for directors who are not also officers or employees of the corporation concerned.

    In recognition of the need to provide adequate protection to individuals in order to persuade them to serve as directors, in 1986 the Delaware legislature adopted an amendment to the Delaware corporation laws allowing stockholders to limit the personal liability of directors of Delaware corporations under some circumstances. In the subsequent years, over thirty other states have adopted similar statutes. One published study has reported that, as of mid-1995, at least 305 of the 434 largest publicly owned U.S. corporations had adopted liability limiting provisions under these statutes.

    The Missouri legislature in 2000 adopted a similar statute, R.S.Mo.
Section 351.055(9). The new law allows a Missouri corporation, such as the Company, with stockholder approval, to amend its Articles of Incorporation to eliminate or limit the personal liability of directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. However, under the law no such provision may eliminate or limit the liability of a director (a) for any breach of the director's duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in subjective good faith or which involve intentional misconduct or a knowing violation of law, (c) pursuant to provisions of the law which make directors personally liable for unlawful dividends, or (d) for any transaction from which the director derived an improper personal benefit.

    Although Emerson believes it has been able to recruit and retain qualified Directors, the Board believes all appropriate steps should be taken to protect Directors against personal liability so that qualified persons will continue to be willing to serve. Also, the Board believes that Directors can best exercise their business judgment in the interests of the Company if that judgment does not subject their personal assets to claims simply because others, with the benefit of hindsight, disagree with the Directors' business judgment.


    Accordingly, the Board is seeking stockholder approval to amend the Company's Restated Articles of Incorporation to add a new Article 10 that would eliminate Directors' liability to the fullest extent permitted by Missouri law. The Company's Directors are already indemnified to the fullest extent permitted by law pursuant to the Company's Bylaws and indemnity agreements with each Director (which were each approved by the stockholders in 1987). By so limiting Director liability, new Article 10 will supplement existing indemnification rights of Directors under the Company's Bylaws and the indemnity agreements.


    Although the Company has been able to obtain directors and officers liability insurance, the Company's current policies expire periodically. The Company believes that Article 10 may make it easier in the future to obtain such insurance, possibly at lower premiums, particularly if the markets for such insurance coverage should again become more difficult.

    While, to the knowledge of the Company, the new Missouri law has not yet been the subject of any judicial interpretation, the Company believes that new Article 10 will be effective to limit the financial liability of Directors for certain breaches of their duties as Directors. However,
Article 10 would not change the duties of a Director. Thus, Article 10 would have no effect on the availability of equitable remedies such as injunction or rescission based upon a Director's breach of his or her duties. Also, new Article 10 will only affect the monetary liability of Directors to the Company and its stockholders.

    Moreover, liabilities which may arise out of Director conduct occurring prior to the adoption of new Article 10 would not be affected. In addition,
Article 10 would apply only to claims against Directors arising out of that person's role as a Director, and would not apply (if such person is also an officer) to liabilities arising out of that person's role as an officer or in any other capacity other than as a Director.

    New Article 10 is intended to provide the Company's Directors with the maximum protection afforded by Missouri law. Thus, if future changes in the law permit further limitation of a director's liability, such changes would become automatically effective under Article 10.


    The Company has not received any notice of any claim or proceeding to which the new Article 10 might apply. In fact, no such action has ever been brought against an Emerson Director. In addition, the amendment is not being proposed in response to any specific resignation, threat of resignation or refusal to serve by any Director or potential Director.


    The Board and management recognize that if the proposed amendment is adopted, its principal effect would be that the stockholders of the Company will be giving up potential future rights of action against Directors for some breaches of duty. It should be noted that the Board has a personal interest in having the stockholders approve the proposed amendment, to the potential detriment of the Company and its stockholders. However, given the potential liabilities which face the directors of publicly held corporations, the Board believes that the proposed amendment is in the best interests of the Company and its stockholders since it should protect the Company's ability to continue to attract and retain qualified Directors and will reduce the Company's monetary exposure under its indemnification obligations to Directors.

    Accordingly, the following resolution will be offered at the meeting:

    RESOLVED, that a new Article 10 be added to the Restated Articles of Incorporation of the Company, as follows:

                                "ARTICLE 10

    The liability of the Corporation's directors to the Corporation or any of its shareholders for monetary damages for breach of fiduciary duty as a director shall be eliminated to the fullest extent permitted under the Missouri General and Business Corporation Law. Any repeal or modification of this Article 10 by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification."

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.
                                                         ---

             III. STOCKHOLDERS' PROPOSAL ON SEXUAL ORIENTATION

    Two organizations have informed the Company that they intend to present jointly the following proposal at the meeting:

                         Sexual Orientation Policy

    WHEREAS: our Company has pledged its commitment to principles of non-discrimination, but has not in its company-wide, written equal employment opportunity policy explicitly barred discrimination based on sexual orientation;

    WHEREAS: employment discrimination and the denial of equal benefits on the basis of sexual orientation diminishes employee morale and productivity;

    WHEREAS: a National Gay and Lesbian Task Force study revealed that between 18% and 44% of gay men and lesbians in twenty cities nationwide have experienced some form of workplace harassment or discrimination related to their sexual orientation;

    WHEREAS: San Francisco, Atlanta and New York have adopted and other jurisdictions are considering adopting legislation restricting business with companies which do not guarantee equal treatment for lesbian and gay employees;

    WHEREAS: our Company has operations in and makes sales to public institutions in states and cities, which prohibit discrimination on the basis of sexual orientation;

    WHEREAS: our Company has an interest in preventing discrimination and resolving complaints internally to avoid costly litigation or damage to our reputation as an equal opportunity employer;

    WHEREAS: hundreds of major corporations have adopted sexual orientation nondiscrimination policies including General Electric, General Motors, Ford, Chrysler, Boeing, and Coca-Cola, leaving our Company behind;

    WHEREAS: national polls have consistently found more than three-quarters of Americans support equal rights in the workplace for gay men, lesbians and bisexuals;

    WHEREAS: prominent gay and lesbian political and community leaders have proposed "The Equality Principles on Sexual Orientation" as guidelines for corporate policies:

    1. Explicit prohibitions against discrimination based on sexual orientation will be included in the company's written employment policy statement.

    2. Discrimination against HIV-positive employees or those with AIDS will be strictly prohibited.

    3. Employee groups, regardless of sexual orientation, will be given equal standing with other employee associations.

    4. Diversity training will include sexual orientation issues.

    5. Spousal benefits will be offered to domestic partners of employees, regardless of sexual orientation, on an equal basis with those granted to married employees.

    6. Company advertising policy will bar negative sexual orientation stereotypes and will not discriminate against advertising in publications on the basis of sexual orientation.

    7. The company will not discriminate in the sale of goods or services on the basis of sexual orientation.

    8. Written non-discrimination policies on sexual orientation must be disseminated throughout the company. A senior company official will be appointed to monitor compliance corporate wide.

    RESOLVED: The Shareholders request the Board of Directors to amend Emerson Electric's company-wide written equal employment opportunity policy to bar discrimination on the basis of sexual orientation.

    SUPPORTING STATEMENT: Sexual orientation discrimination is a morally wrong and self-defeating business practice. By adopting and implementing a clear and equitable policy, our Company will ensure a respectful and supportive atmosphere for all employees and enhance its competitive edge by joining the growing ranks of major companies guaranteeing equal opportunity for all employees.

    The Company will provide to stockholders the names and addresses of the proponents and the number of shares of Emerson common stock held by them promptly upon receiving an oral or written request therefor.

RECOMMENDATION OF THE BOARD OF DIRECTORS:
-----------------------------------------

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.
                                             -------

    The Board believes that implementation of this proposal is unnecessary. The Company maintains a formal ethics compliance program to monitor and ensure compliance with all applicable federal, state and local laws concerning employment policies and practices, including laws that apply to sexual orientation. It is Emerson's practice to list as forms of harassment in its Ethics Policy Manual only those which are specifically prohibited by federal law. To try to name all possible examples would result in a long list that would only divert attention from the basic need for a fully compliant workplace.

    Further, each of the Company's human resources managers receives extensive training on acceptable employment policies and practices, including the Company's policy that employment actions be based on merit. Each human resources manager is specifically informed that the Company prohibits discrimination for any reason. The Company's prohibition against such discrimination is regularly discussed during the periodic conferences conducted for its human resources staff.

    Finally, the Company has received no indication from its employees that discrimination on the basis of sexual orientation occurs at the Company, nor has the Company received notice from any of its customers or suppliers that the Company's employment policies or practices jeopardize its relationships with those customers and suppliers. The Company is committed to treating all of its employees consistently, regardless of sexual orientation. The high standards met by the Company in its operating practices, including its treatment of its employees, has been recognized by Industry Week magazine, which recently named the Company among the "World's 100 Best-Managed Companies."

    Thus, the Company has already addressed the concerns espoused in the proposal.

    FOR THESE REASONS, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST
                                                                -------
THIS PROPOSAL.

                                IV. VOTING

    Shares may be represented by proxy at the meeting by completing and returning the proxy card or voting by telephone or by Internet. The affirmative vote of a majority of the shares entitled to vote which are present in person or represented by proxy at the 2001 Annual Meeting is required to elect directors, to approve the stockholder proposal and to act on any other matters properly brought before the meeting. The affirmative vote of a majority of the outstanding shares is required to approve the amendment of the Restated Articles of Incorporation. Shares represented by proxies which are marked or voted "withhold authority" with respect to the election of any one or more nominees for election as Directors, proxies which are marked or voted "abstain" on the stockholder proposal and the proposal to approve the amendment of the Restated Articles of Incorporation, and proxies which are marked or voted to deny discretionary authority on other matters will be counted for the purpose of determining the number of shares represented by proxy at the meeting. Such proxies will thus have the same effect as if the shares represented thereby were voted against such nominee or nominees, against approval of the stockholder proposal, against approval of the amendment of the Restated Articles of Incorporation and against such other matters, respectively. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.


    The Company knows of no other matters to come before the meeting. If any other matters properly come before the meeting, the proxies solicited hereby will be voted on such matters in the discretion of the persons voting such proxies, except proxies which are marked to deny discretionary authority.

                          V. INDEPENDENT AUDITORS

    KPMG LLP was the auditor for the fiscal year ended September 30, 2000, and the Board of Directors, upon recommendation of the Audit Committee, has selected it as auditor for the year ending September 30, 2001. A representative of KPMG LLP will be present at the meeting with the opportunity to make a statement and/or respond to appropriate questions from stockholders.

                         VI. STOCKHOLDER PROPOSALS

    Proposals of stockholders intended to be presented at the 2002 Annual Meeting scheduled to be held on February 5, 2002, must be received by the Company by August 1, 2001 for inclusion in the Company's proxy statement and proxy relating to that meeting. Upon receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and proxy in accordance with regulations governing the solicitation of proxies.

    In order for a stockholder to nominate a candidate for Director, under the Company's Bylaws timely notice of the nomination must be received by the Company in advance of the meeting. Ordinarily, such notice must be received not less than 90 nor more than 120 days before the meeting, i.e., between October 8 and November 7, 2001 for the 2002 Annual Meeting (but if the Company gives less than 100 days' (1) notice of the meeting or (2) prior public disclosure of the date of the meeting, then such notice must be received within 10 days after notice of the meeting is mailed or other public disclosure of the meeting is made). The stockholder filing the notice of nomination must describe various matters regarding the nominee, including, but not limited to, such information as name, address, occupation and shares held.

    In order for a stockholder to bring other business before a stockholder meeting, timely notice must be received by the Company within the time limits described above. Such notice must include a description of the proposed business, the reasons therefor, and other specified matters. These requirements are separate from and in addition to the requirements a stockholder must meet to have a proposal included in the Company's proxy statement. The foregoing time limits also apply in determining whether notice is timely for purposes of rules adopted by the Securities and Exchange Commission relating to the exercise of discretionary voting authority.

    In each case the notice must be given to the Secretary of the Company, whose address is 8000 West Florissant Avenue, P.O. Box 4100, St. Louis, Missouri 63136. Any stockholder desiring a copy of the Company's Bylaws will be furnished one without charge upon written request to the Secretary.
A copy of the amended Bylaws will be filed as an exhibit to the Company's Annual Report on Form 10-K for the 2000 fiscal year and will be available at the Securities and Exchange Commission Internet site (http://www.sec.gov).

                                                                 APPENDIX A

                          AUDIT COMMITTEE CHARTER

ORGANIZATION

    This charter governs the operation of the Audit Committee. The Committee shall review and reassess the adequacy of this charter at least annually and obtain the approval of the Board of Directors for any proposed changes to the charter. The Committee shall be appointed by the Board of Directors and shall be comprised of at least three Directors, each of whom has no relationship that may interfere with the exercise of their independence from management and the Company. All Committee members shall be financially literate, and at least one member shall have accounting or related financial management expertise.

STATEMENT OF POLICY

    The Audit Committee shall assist the Board in providing oversight relating to the Company's financial reporting process, its systems of internal accounting and financial controls, the internal audit process and the annual independent audit process of the Company's annual financial statements. In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company.

    Management is responsible for implementing adequate internal accounting controls and for preparing the Company's financial statements. Further, management and the independent auditors are responsible for planning and conducting audits and determining that the audited financial statements are complete, accurate and in accordance with Generally Accepted Accounting Principles. The Committee, in carrying out its oversight responsibilities, shall discuss with the independent auditors and management their judgment of the quality and the acceptability of the Company's financial reporting.

RESPONSIBILITIES AND PROCESS

    The following shall be the principal recurring process of the Audit Committee in carrying out its oversight responsibilities:

  Independent Auditors
  --------------------

    * Annually, the Committee together with the Board shall evaluate and appoint the Company's independent auditors. The Committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the Board and the Audit Committee. The Committee shall make recommendations and the Board shall have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent auditors. The Committee shall receive an annual report and such other reports as the Committee deems appropriate from the independent auditors regarding the auditors' independence, and discuss with the auditors such reports and the matters included in the written disclosures required by the Independence Standards Board Standard
      No. 1. If necessary, the Committee shall recommend to the Board appropriate action to be taken with respect to the independence of the auditors.

  Internal Controls and Audit Process
  -----------------------------------

    The audit function is designed to provide a check that a system of internal controls is maintained throughout the Company which protects the assets of the Company and provides the proper authorization and recording of transactions such that the financial information is reliable and materially accurate; and financial statements fairly present, in all material respects, the financial condition and results of operations of the Company in accordance with U. S. generally accepted accounting principles.

    * The Committee shall discuss with the internal auditors and the independent auditors the overall scope and plans for their respective audits. Also, the Committee shall discuss with management, the internal auditors and the independent auditors the adequacy and effectiveness of the Company's accounting and financial controls.

      Further, the Committee shall meet separately with internal auditors and the independent auditors, with and without management present, to discuss the results of their examinations.

  Annual Audit
  ------------

    * The Committee will discuss with the independent auditors the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditors under Statement of Auditing Standards 61.

  Financial Reporting
  -------------------

    * The Committee shall review with management and the independent auditors the financial statements to be included in the Company's Annual Report on Form 10-K. Based on these reviews, the Committee shall annually report to the Board whether the Committee recommends inclusion of the financial statements in the Company's Annual Report and Form 10-K.

  Proxy Report
  ------------

    * The Committee shall prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement.

                                 [LOGO]
                                 EMERSON


        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned does hereby appoint C. F. KNIGHT, W. W. WITHERS, and
H. M. SMITH, or any of them, the true and lawful attorneys in fact, agents and proxies of the undersigned to represent the undersigned at the Annual Meeting of the Stockholders of EMERSON ELECTRIC CO., to be held on February 6, 2001, commencing at 10:00 A.M., St. Louis Time, at the headquarters of the Company at 8000 West Florissant Avenue, St. Louis, Missouri, and at any and all adjournments of said meeting, and to vote all the shares of Common Stock of the Company standing on the books of the Company in the name of the undersigned as specified and in their discretion on such other business as may properly come before the meeting.


               (Continued, and to be signed, on the other side)



---------------------------------------------------------------------------
                             FOLD AND DETACH HERE


                                 [LOGO]
                                 EMERSON

                              ADMISSION TICKET


                       ANNUAL MEETING OF STOCKHOLDERS

                         Tuesday, February 6, 2001
                                10:00 A.M.
                    Emerson Electric Co. Headquarters
                        8000 W. Florissant Avenue
                           St. Louis, MO 63136


                  ======================================

                       PLEASE PRESENT THIS TICKET
                        AT THE REGISTRATION DESK
                               UPON ARRIVAL
NON-TRANSFERABLE
                  ======================================

THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION      Please mark
IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2        your vote as
AND AGAINST PROPOSAL 3.                                        indicated in
                                                               this example  /X/


MANAGEMENT RECOMMENDS A VOTE FOR THE FOLLOWING:
                             ---
1.   ELECTION OF DIRECTORS

        FOR all nominees                   WITHHOLD
       listed to the right                 AUTHORITY
        (except as marked           to vote for all nominees
         to the contrary)              listed to the right
               / /                            / /

(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name on the list below.)

01  J.G. Berges          02  D.N. Farr               03  R.L. Ridgway
04  W.M. Van Cleve       05  E.E. Whitacre, Jr.


MANAGEMENT RECOMMENDS A VOTE FOR THE FOLLOWING:
                             ---
2.   PROPOSAL TO APPROVE THE AMENDMENT OF THE RESTATED ARTICLES
     OF INCORPORATION TO LIMIT THE LIABILITY OF DIRECTORS

          FOR            AGAINST         ABSTAIN
          / /              / /             / /


MANAGEMENT RECOMMENDS A VOTE AGAINST THE FOLLOWING:
                             -------
3.  STOCKHOLDERS' PROPOSAL ON SEXUAL ORIENTATION

        FOR            AGAINST         ABSTAIN
        / /              / /             / /



I PLAN TO ATTEND THE ANNUAL MEETING / /


The undersigned hereby acknowledges receipt of Notice of said Annual Meeting and accompanying Proxy Statement, each dated December 4, 2000.

SIGNATURE                     SIGNATURE                     DATE
          -------------------           -------------------      -------
(IF STOCK IS OWNED IN JOINT NAMES ALL OWNERS MUST SIGN)

------------------------------------------------------------------------
                          FOLD AND DETACH HERE

                 -------------------------------------
                   YOU CAN VOTE IN ONE OF THREE WAYS:
                 -------------------------------------

  1.  Call toll-free 1-800-840-1208 on a touch tone telephone 24 hours a day-7 days a week.

                 There is NO CHARGE to you for this call.

                                    OR
                                    --
  2.  Vote by Internet at our Internet Address:  http://www.eproxy.com/emr.

                                    OR
                                    --
    3.  Mark, sign and date your proxy card and return promptly in the enclosed envelope.

-------------------------------------------------------------------------------
IF YOU WISH TO VOTE BY TELEPHONE OR INTERNET, PLEASE FOLLOW THESE DIRECTIONS:

     READ THE ACCOMPANYING PROXY STATEMENT.

     HAVE YOUR PROXY CARD IN HAND.

     You will be asked to enter your 11-digit Control Number, which is located in the box in the lower right hand corner of this form.

     YOU DO NOT NEED TO RETURN A PROXY CARD IF YOU ARE VOTING BY
TELEPHONE OR INTERNET.
-------------------------------------------------------------------------------
                         THANK YOU FOR VOTING
PLEASE ADMIT:
                                                  ==========================

                                                        CONTROL NUMBER

                                                  ==========================